                                                                     EXHIBIT I

                                CONFORMED COPY



                           SHARE PURCHASE AGREEMENT

                                  dated as of

                               November 28, 2003

                                by and between

                          CAVENDISH NOMINEES LIMITED

                                      and

                        FIRST NIS REGIONAL FUND SICAV,

                                  as Sellers

                                      and

                          NYE TELENOR EAST INVEST AS,

                                 as Purchaser

                                Table of Contents


1.       Purchase and Sale of  Shares; Closing and Manner of Payment.......... 1

         1.1      Agreement to Purchase and Sell Shares....................... 1
         1.2      Purchase Price.............................................. 1
         1.3      Manner of Payment of Purchase Price......................... 1
         1.4      Manner of Delivery of  Shares............................... 1
         1.5      Time and Place of Closing................................... 2

2.       Representations and Warranties....................................... 2

         2.1      General Statement........................................... 2
         2.2      Representations and Warranties of Purchasers................ 2
         2.3      Representations and Warranties of Seller.................... 3

3.       Covenants............................................................ 4

         3.1      Cooperation................................................. 4
         3.2      Public Announcements........................................ 4

4.       Closing Conditions................................................... 4

         4.1      Conditions Precedent to the Obligations of All Parties...... 4

5.       Deliveries at Closing................................................ 4

6.       Survival of Representations and Warranties........................... 5

7.       Termination rights................................................... 5

         7.1      Termination................................................. 5
         7.2      Procedure and Effect of Termination......................... 5

8.       Miscellaneous........................................................ 5

         8.1      Amendment and Modification.................................. 5
         8.2      Benefit and Assignment...................................... 5
         8.3      No Third-Party Beneficiaries; Obligations Several........... 5
         8.4      Entire Agreement............................................ 5
         8.5      Expenses.................................................... 6
         8.6      Headings.................................................... 6
         8.7      Choice of Law, Arbitration.................................. 6
         8.8      Notices..................................................... 6
         8.9      Counterparts................................................ 8
         8.10     Currency.................................................... 8

Schedules

Schedule A        Shares and Purchase Price

                           SHARE PURCHASE AGREEMENT

         This SHARE PURCHASE AGREEMENT (this "Agreement") is made, executed and delivered as of November 28, 2003 by and between Cavendish Nominees Limited, a limited liability company organized under the laws of Guernsey ("Cavendish"), and First NIS Regional Fund SICAV, a private institutional fund organized under the laws of Luxembourg ("First NIS" and, together with Cavendish, each a "Seller" and, collectively, the "Sellers"), and Nye Telenor East Invest AS, a company organized under the laws of Norway (the "Purchaser").

                                   WITNESSETH

         WHEREAS, the Sellers own beneficially and of record 60,000 shares of the common stock, par value $0.01 per share (the "Shares"), of Golden Telecom, Inc., a Delaware corporation ("GTI" or the "Company"); and

         WHEREAS, the Sellers wish to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares from the Sellers on the terms and subject to the conditions herein contained;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

1.       Purchase and Sale of Shares; Closing and Manner of Payment
         ----------------------------------------------------------

         1.1 Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, the Purchaser shall purchase from each Seller, and each Seller shall sell to the Purchaser, the Shares specified opposite such Seller's name in Schedule A hereto, which shall upon such sale be fully paid and non-assessable and free and clear of all liens, encumbrances, proxies, voting trusts, voting agreements, adverse claims, contractual restrictions on transfer or any other charges (collectively, the "Claims"), except for the restrictions imposed by (a) the Shareholders Agreement dated as of May 11, 2001 among the Sellers, Capital International Global Emerging Markets Private Equity Fund L.P. ("CIG"), Alfa Telecom Limited ("Alfa") and the Company,
(b) the Shareholders Agreement dated as of August 19, 2003 among the Sellers, CIG, Alfa, the Purchaser and the Company, (c) Claims arising by virtue of actions of the Purchaser and (d) applicable law. The Purchaser shall not be obligated to purchase any of the Shares at the Closing unless all of the Shares have been delivered by the Sellers in accordance with Section 1.4 hereof.

         1.2 Purchase Price. The purchase price of the Shares shall be US$28.00 per Share, for a total purchase price of US$1,680,000 (the "Purchase Price").

         1.3 Manner of Payment of Purchase Price. The Purchase Price shall be paid or satisfied at the Closing (as herein after defined) by wire transfer of immediately available funds of the portion of the Purchase Price payable to each Seller to such bank account or accounts as such Seller shall designate by written notice delivered to the Purchaser prior to the Closing.

         1.4 Manner of Delivery of Shares. At the Closing, each Seller shall deliver to the Purchaser (or to such person as the Purchaser may designate in writing to such Seller) certificates evidencing the Shares described opposite such Seller's name in Schedule A hereto, accompanied by duly executed stock powers, in proper form for transfer of such shares to the Purchaser.

         1.5 Time and Place of Closing. The transactions contemplated by this Agreement, including, without limitation, the sale and purchase of the Shares, shall be consummated (the "Closing") at Chadbourne & Parke, Regis House, 45 King William Street, London EC4R 9AN, England on Friday, November 28, 2003, or on such other date, and at such time or place, as shall be mutually agreed upon in writing by the Sellers and the Purchaser. The date on which the Closing occurs in accordance with this Agreement is referred to in this Agreement as the "Closing Date".

2.       Representations and Warranties
         ------------------------------

         2.1 General Statement. Except as expressly set forth in this Agreement and the Investor Letter dated the date hereof in the form attached hereto as Exhibit A (the "Investor Letter"), the parties are only making the representations and warranties to each other which are set forth in this Section 2 and no others with respect to the matters contained herein. All such representations and warranties are made as of the date hereof and as of the Closing Date.

         2.2 Representations and Warranties of Purchaser. The Purchaser represents and warrants to each Seller as follows:

                  (a) The Purchaser is a company, duly organized, validly existing and in good standing under the laws of Norway and has the power and authority to carry on its business as presently conducted.

                  (b) The Purchaser has full corporate power and authority to enter into and perform this Agreement The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar creditors' rights generally and by general principles of equity.

                  (c) Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) any organizational documents of the Purchaser, (B) any contract or agreement of the Purchaser to which the Company is a party or is bound, or of which the Company is a beneficiary, or (C) any law, rule, regulation, statute or administrative order typically applicable to transactions of this type, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Purchaser is a party or by which the Purchaser is bound; or (ii) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any material benefit to which the Purchaser is entitled under any provision of any unexpired, undischarged or unsatisfied written or oral agreement, contract, indenture, mortgage, debenture, note or other instrument binding the Purchaser or any material license, franchise, permit or other similar authorization held by the Purchaser, except with respect to clauses (i)(C) and (ii) for such conflicts, defaults or other occurrences that would not have a material adverse effect on the Purchaser's ability to perform its obligations hereunder or thereunder.

                  (d) There is no claim, litigation, proceeding or investigation pending or, to the best of the Purchaser's knowledge, threatened, which seeks to enjoin or prohibit, or otherwise question the validity of, any action taken or to be taken by the Purchaser in connection with this Agreement which would have an adverse effect on the Purchaser's ability to perform its obligations hereunder.

                  (e) The Purchaser has sufficient cash on hand or enforceable financial commitments from creditworthy sources to allow it to pay the Purchase Price for the Shares, consummate the transactions contemplated hereby, and pay all related fees and expenses as set forth herein at Closing.

         2.3 Representations and Warranties of Sellers. Each Seller represents and warrants to the Purchaser that:

                  (a) Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as presently conducted.

                  (b) Neither the execution and delivery of this Agreement nor the consummation by such Seller of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) any organizational documents of such Seller, (B) any contract or agreement of such Seller to which the Company is a party or is bound, or of which the Company is a beneficiary, or (C) any law, rule, regulation, statute or administrative order typically applicable to transactions of this type, or of any order, writ, injunction, judgment or decree or any court or governmental authority or of any arbitration award to which such Seller is a party or by which such Seller is bound; or
                  (ii) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under any provision of any unexpired, undischarged or unsatisfied written or oral agreement, contract, indenture, mortgage, debenture, note or other instrument binding such Seller or any license, franchise, permit or other similar authorization held by such Seller; or (iii) result in the creation or imposition of any lien or encumbrance on any asset of such Seller, except with respect to clauses (i)(C), (ii) and (iii), for such conflicts, defaults or other occurrences that would not have a material adverse effect on such Seller's ability to perform its obligations hereunder.

                  (c) Such Seller has full company or other entity power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder have been duly authorized by all requisite company or other entity action. This Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as maybe limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

                  (d) Such Seller is the beneficial and record owner of the Shares specified opposite its name in Schedule A hereto, free and clear of any Claims other than those listed in Section 1.1 hereof.

                  (e) Such Seller has not employed nor is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby, who might be entitled to a fee or commission in connection herewith or therewith.

3.       Covenants
         ---------

         3.1 Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         3.2 Public Announcements. The parties will consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement, and shall not issue any such press release or make any such public statement absent mutual agreement thereon except, based on the advice of counsel, as required by applicable law or stock exchange requirement.

4.       Closing Conditions
         ------------------

         4.1 Conditions Precedent to the Obligations of All Parties. The respective obligations of each party shall be subject to the fulfillment or written waiver at or prior to the Closing of each of the following conditions:

                  (a) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by an applicable governmental, regulatory or administrative agency or commission nor any applicable statute, rule, regulation or executive order promulgated or enacted by any applicable governmental authority shall be in effect which would prevent the consummation of the transactions provided for in this Agreement.

                  (b) The Purchaser shall have performed in all material respects each of its obligations under this Agreement, including, without limitation, delivery of the items described in Section 5.2.

                  (c) Each Seller shall have performed in all material respects each of its obligations under this Agreement, including, without limitation, delivery of the items described in Section 5.1.

5.       Deliveries at Closing
         ---------------------

         5.1 Documents to be Delivered by Sellers. At the Closing, each Seller will deliver or cause to be delivered to the Purchaser (or to such person as the Purchaser may designate in writing to such Seller) certificates representing the Shares specified opposite such Seller's name in Schedule A hereto, accompanied by duly executed stock powers.

         5.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser will deliver to each Seller that portion of the Purchase Price payable to such Seller, as specified in Schedule A hereto, in accordance with Sections 1.2 and 1.3 hereof, and a copy of the Investor Letter, duly executed by the Purchaser.

         6. Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement or any representations and warranties contained in any certificate, document or instrument delivered pursuant to this Agreement shall survive for a period of six months after Closing.


7.       Termination Rights
         ------------------

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of the parties; or

                  (b) by either the Purchaser or the Sellers, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         7.2 Procedure and Effect of Termination. In the event of termination pursuant to Section 7.1 hereof, notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, nothing herein will relieve any party from liability for any breach of this Agreement, and the non-breaching party or parties will have the right to enforce all available remedies, at law or in equity.

8.       Miscellaneous
         -------------

         8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by mutual written agreement of the parties hereto.

         8.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement without the prior written consent of the other parties hereto.

         8.3 No Third-Party Beneficiaries; Several Liability. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns. The obligations of the Sellers hereunder shall be several, and not joint and several.

         8.4 Entire Agreement. This Agreement and the exhibits and schedules hereto, together with the Investor Letter, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No amendment, waiver of compliance with any provision of condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought

         8.5 Expenses. The parties shall be responsible for the payment of their respective expenses, including legal and accounting fees, in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby.

         8.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         8.7 Choice of Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of law which would result in the application of the laws of another jurisdiction. All claims or other disputes arising out of or in connection with this Agreement will be referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") as follows: (i) the number of arbitrators shall be three (to be appointed in accordance with the Rules); (ii) the place of arbitration shall be London, England; (iii) the language of the arbitration shall be English; and (iv) any award of the arbitrator shall be final and binding and the parties hereby waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

         8.8 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax, as follows:

                  (a)      if to the Purchaser, at:
                           -------------------------

                           Nye Telenor East Invest AS
                           Snaroyveien 30
                           N-1331 Fornebu
                           Norway
                           Fax No. +47 22 777 475
                           Attn: Mr Tron Ostby

                           with a copy to:

                           Advokatene i Telenor
                           Snaroyveien 30
                           N-1331 Fornebu
                           Norway
                           Fax No. +47 67 892 432
                           Attn: Bjorn Hogstad

                  (b)      if to Cavendish, at:
                           ---------------------

                           c/o International Private Equity Services
                           13-15 Victoria Road
                           PO Box 431
                           St. Peter Port GY1 3ZD, Guernsey

                           Facsimile No.: +44 (0) 1481 715 219
                           Attention: Mrs. Connie Helyar

                           with a copy to:

                           Baring Vostok Capital Partners
                           7, Gasheka Street
                           Ducat Place II, Suite 750
                           123056 Moscow, Russia

                           Facsimile No.: +7 (095) 967 1308
                           Attention: Michael Calvey

                           and to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           99 City Road
                           London EC1Y 1AX

                           Facsimile No.: +44 (20) 7972 9602
                           Attention: Karen Wiedemann

                  (c)      if to First NIS, at:
                           ---------------------

                           c/o Bank of Bermuda Luxembourg
                           13 Rue Goethe L-1638, Luxembourg

                           Facsimile No.: +35 2 40 46 46 595
                           Attention: Christine Tourney

                           with a copy to:

                           Baring Vostok Capital Partners
                           7, Gasheka Street
                           Ducat Place II, Suite 750
                           123056 Moscow, Russia

                           Facsimile No.: +7 (095) 967 1308
                           Attention: Michael Calvey
                           and to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           99 City Road
                           London EC1Y 1AX

                           Facsimile No.: +44 (20) 7972 9602
                           Attention: Karen Wiedemann

or to such other person or entity or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

         8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

         8.10 Currency. Unless otherwise specified in this Agremeent, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                     SELLERS
                                     -------

                                     CAVENDISH NOMINEES LIMITED

                                     By /s/ C. A. E. Helyar
                                        -------------------
                                        Director

                                     FIRST NIS REGIONAL FUND SICAV

                                     By /s/ Jean Michel Broun
                                        ---------------------
                                        Authorized Signatory


                                     By /s/ W. Paul Roberts
                                        --------------------
                                        Authorized Signatory


                                     PURCHASER
                                     ---------

                                     NYE TELENOR EAST INVEST AS


                                     By /s/ Tron Ostby
                                        --------------
                                        Director M&A

                                                                    Schedule A

                            Shares and Purchase Price


------------------------------------------ --------------------------- ------------------------------------------
Name of Seller                             Number of Shares            Aggregate Purchase Price payable to
                                                                       Seller
------------------------------------------ --------------------------- ------------------------------------------
------------------------------------------ --------------------------- ------------------------------------------
Cavendish Nominees Limited                      42,557                          US$1,191,596
------------------------------------------ --------------------------- ------------------------------------------
------------------------------------------ --------------------------- ------------------------------------------
First NIS Regional Fund SICAV                   17,443                          US$  488,404
------------------------------------------ --------------------------- ------------------------------------------
------------------------------------------ --------------------------- ------------------------------------------
Total                                           60,000                          US$1,680,000
------------------------------------------ --------------------------- ------------------------------------------